Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

Contacts:	Carlos Alberini
President & Chief Operating Officer
(213) 765-3582

Dennis R. Secor
SVP & Chief Financial Officer
(213) 765-3289

Joseph Teklits
ICR, Inc.
(203) 682-8258

GUESS?, INC. REPORTS RECORD Q4 AND FISCAL YEAR 2008 RESULTS

REAFFIRMS FISCAL YEAR 2009 EPS GUIDANCE OF $2.35 TO $2.45

ANNOUNCES $200 MILLION SHARE REPURCHASE AUTHORIZATION

Q4 EPS Increased to a Record of $0.59 Versus $0.49 Last Year

Fourth Quarter Fiscal 2008 Highlights

-	Global revenues increased 30% to a record of $514.6 million

-	North American comp sales up 13.1%

-	Operating margin improved 70 basis points to 18.7%

-	Operating earnings increased 35% to $96.2 million

Fiscal Year 2008 Highlights

-	Global revenues increased 40% to a record of $1.75 billion

-	Operating margin improved 130 basis points to 17.7%

-	Operating earnings increased 50% to $309.1 million

-	EPS increased 40% to $1.99 versus $1.42 last year

LOS ANGELES, March 19, 2008 – Guess?, Inc. (NYSE: GES) today reported financial results for the fourth quarter and fiscal year ended February 2, 2008.

Fourth Quarter Fiscal 2008 Results

For the thirteen weeks ended February 2, 2008, the Company reported record net earnings of $55.2 million, an increase of 20.3% compared to net earnings of $45.9 million for the recast fourteen week period ended February 3, 2007.  Diluted earnings per share increased 20.4% to $0.59 in the current quarter versus $0.49 for the comparable period last year.  There were several items that impacted the comparability of the quarterly results.  Last year’s quarter included an extra operating week, non-operating asset gains, a low tax rate and debt retirement costs, while the tax rate for this year’s fourth quarter was relatively high.  Collectively, these issues negatively impacted the quarterly earnings per share comparison by about $0.08 per share.

Paul Marciano, Chief Executive Officer, commented, “We are very pleased with our strong financial performance this quarter, especially considering the current economic environment.  Once again, all of our business segments contributed to our solid revenue and earnings growth in the period.  Our international businesses remained the primary drivers of this growth, with Europe and Asia representing about two-thirds of the revenue increase and half of the operating profit growth in the quarter.  These results marked our 18th consecutive quarter of earnings growth.”

Mr. Marciano continued, “We had another outstanding quarter which capped off yet another record-setting year in which we increased revenues by 40% and net earnings by 42%.  In fiscal 2008, our international businesses accounted for more than two-thirds of our operating earnings, further solidifying our position as a true global fashion brand.  This proves that the strategic investments we are making continue to yield results.  Our focus remains the globalization of our brand.  We continue to expand both domestically and internationally to capitalize on the strength of our brand and the power of our highly diversified business model.  We are confident that we are well positioned to continue to deliver strong financial results in fiscal year 2009 and beyond.”

Total net revenue for the fourth quarter of fiscal 2008 increased 29.9% to $514.6 million from $396.2 million in the prior fourth quarter period.  During the quarter, the Company’s retail stores in North America generated revenue of $270.9 million, a 10.4% increase from $245.3 million in the prior-year quarter.  Comparable store sales for the thirteen week period ended February 2, 2008 increased 13.1% from the thirteen week period ended February 3, 2007.  The Company’s wholesale segment, which includes its Asian operations, generated revenue of $65.1 million during the quarter, a 53.1% increase from $42.5 million in the prior-year quarter.  The Company’s European segment generated revenue of $152.2 million during the quarter, an increase of 75.4% when compared to $86.8 million in the prior-year quarter.  The Company’s licensing segment generated revenue of $26.5 million, a 22.4% increase from $21.6 million in the prior-year period.  At the end of fiscal year 2008, the Company operated 373 retail stores in the U.S. and Canada, versus 334 stores a year earlier.

Operating earnings for the fourth quarter of fiscal year 2008 increased 34.7% to $96.2 million (including a $5.4 million favorable currency translation benefit) from $71.4 million in the fourth quarter of the prior year.  Operating margin in the fourth quarter improved 70 basis points to 18.7%, compared to the prior year’s quarter.  This margin expansion was driven by a gross margin increase of 70 basis points to 45.4% in the period.

The Company’s net earnings were negatively affected by a higher effective tax rate in the current quarter.  For the fourth quarter, the tax rate was 42.2%, compared to 36.5% in the prior year’s quarter.  The higher tax rate was due to an increase of profits in higher tax jurisdictions, the impact of tax law changes and start up activities in new markets.

Fiscal Year 2008 Results

For the fiscal year ended February 2, 2008, the Company reported record net earnings of $186.5 million, an increase of 42.2% compared to net earnings of $131.2 million for the recast year ended February 3, 2007.  Diluted earnings per share increased 40.1% to $1.99 in fiscal year 2008 versus $1.42 in the prior year.

Total net revenue for fiscal year 2008 increased 39.7% to $1.75 billion from $1.25 billion in the prior year.  The Company’s retail stores in North America generated revenue of $862.4 million for fiscal year 2008, an increase of 16.4% from $741.1 million in the prior year.  Comparable store sales for the 52 week period ended February 2, 2008 increased 14.6% from the 52 week period ended February 3, 2007.  Net revenue from the Company’s wholesale segment, which includes its Asian operations, increased 69.3% in fiscal year 2008 to $258.4 million from $152.6 million in the prior year.  Net revenue from the Company’s European segment increased 84.5% to $538.4 million in fiscal year 2008, compared to $291.8 million in the prior year.  Licensing segment net revenue increased 35.1% to $90.7 million in fiscal year 2008, compared to $67.1 million in the prior year.

Operating earnings for fiscal year 2008 increased 50.4% to $309.1 million (including a $14.7 million favorable currency translation benefit) from $205.5 million in the prior year.  Operating margin for fiscal year 2008 improved by 130 basis points to 17.7%.  This margin expansion was driven by a gross margin increase of 120 basis points to 45.3% and a decrease in the SG&A expense rate of 10 basis points to 27.6%.  The Company’s effective tax rate was 39.8% for fiscal year 2008 versus 37.2% in the prior year.

Outlook

For the first quarter ending May 3, 2008, the Company’s expectations are as follows:

-	Consolidated net revenues are expected to range from $445 million to $460 million.
-	Operating margin is expected to be about 15.0%.
-	Diluted earnings per share are expected to be in the range of $0.44 to $0.46.

For the fiscal year ending January 31, 2009, the Company’s expectations are now as follows:

-	Consolidated net revenues are expected to range from $1.97 billion to $2.05 billion.
-	Operating margin is expected to be about 17.7%.
-	Diluted earnings per share are expected to be in the range of $2.35 to $2.45.

Share Repurchase

The Company announced today that its Board of Directors has authorized a program to repurchase, from time-to-time and as market and business conditions warrant, up to $200 million of its common stock.  Repurchases may be made on the open market or in privately negotiated transactions, pursuant to Rule 10b5-1 trading plans or other available means.  There is no minimum or maximum number of shares to be repurchased under the program and the program may be discontinued at any time, without prior notice.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.08 per share on the Company's common stock. The dividend will be payable on April 18, 2008 to shareholders of record at the close of business on April 2, 2008.

The Company will hold a conference call at 4:30 p.m. (ET) on March 19, 2008 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of February 2, 2008, the Company operated 373 retail stores in the United States and Canada and 579 free standing retail stores outside of North America, of which 60 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for the first quarter and full year of fiscal year 2009, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include our ability to, among other things, anticipate consumer preferences, effectively operate our various retail store concepts, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, currency fluctuations and domestic and international general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended				Twelve Months Ended
	February 2,		February 3,		February 2,		February 3
	2008		2007		2008		2007
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$488,130	94.9%	$374,592	94.5%	$1,659,184	94.8%	$1,185,528	94.6%
Net royalties	26,471	5.1%	21,624	5.5%	90,732	5.2%	67,136	5.4%
	514,601	100.0%	396,216	100.0%	1,749,916	100.0%	1,252,664	100.0%

Cost of product sales	281,078	54.6%	219,179	55.3%	957,147	54.7%	700,155	55.9%

Gross profit	233,523	45.4%	177,037	44.7%	792,769	45.3%	552,509	44.1%

Selling, general and administrative expenses	137,323	26.7%	105,608	26.7%	483,630	27.6%	346,990	27.7%

Earnings from operations	96,200	18.7%	71,429	18.0%	309,139	17.7%	205,519	16.4%

Other (income) expense:
Interest expense	1,243	0.2%	2,886	0.7%	3,442	0.2%	7,662	0.6%
Interest income	(2,162)	(0.4%)	(1,748)	(0.5%)	(7,546)	(0.4%)	(6,239)	(0.5%)
Other, net	2,104	0.4%	(1,890)	(0.5%)	1,780	0.1%	(4,660)	(0.4%)

Earnings before income taxes and minority interests	95,015	18.5%	72,181	18.2%	311,463	17.8%	208,756	16.7%

Income taxes	40,052	7.8%	26,335	6.6%	124,099	7.1%	77,615	6.2%
Minority interest	(226)	(0.0%)	(19)	---	892	(0.0%)	(31)	---

Net earnings	$55,189	10.7%	$45,865	11.6%	$186,472	10.7%	$131,172	10.5%

Net earnings per share:

Basic	$0.60		$0.50		$2.02		$1.44

Diluted	$0.59		$0.49		$1.99		$1.42

Weighted number of shares outstanding:

Basic	92,654		91,506		92,307		90,786

Diluted	93,943		92,892		93,695		92,222

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Twelve Months Ended
	February 2,	February 3,	%	February 2,	February 3,	%
	2008	2007	chg	2008	2007	chg

Net revenue:
Retail operations	$270,872	$245,314	10%	$862,381	$741,104	16%
Wholesale operations	65,070	42,500	53%	258,445	152,623	69%
European operations	152,188	86,778	75%	538,358	291,801	84%
Licensing operations	26,471	21,624	22%	90,732	67,136	35%
	$514,601	$396,216	30%	$1,749,916	$1,252,664	40%

Earnings (loss) from operations:
Retail operations	$49,430	$44,109	12%	$128,523	$105,524	22%
Wholesale operations	11,739	7,660	53%	49,894	25,166	98%
European operations	27,879	16,914	65%	120,818	73,180	65%
Licensing operations	23,508	20,421	15%	77,941	58,656	33%
Corporate overhead	(16,356)	(17,675)	-7%	(68,037)	(57,007)	19%
	$96,200	$71,429	35%	$309,139	$205,519	50%

Operating margins:
Retail operations	18.2%	18.0%		14.9%	14.2%
Wholesale operations	18.0%	18.0%		19.3%	16.5%
European operations	18.3%	19.5%		22.4%	25.1%
Licensing operations	88.8%	94.4%		85.9%	87.4%
Total Company	18.7%	18.0%		17.7%	16.4%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(dollars in thousands)

	February 2,	February 3,
	2008	2007

ASSETS

Cash and cash equivalents	$275,595	$207,617

Receivables, net	254,400	142,659

Inventories, net	232,159	173,668

Other current assets	52,585	39,523

Property and equipment, net	229,917	162,555

Other assets	141,572	117,300

Total Assets	$1,186,228	$843,322

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$35,254	$20,804

Other current liabilities	353,037	258,725

Borrowings and capital lease obligations	18,724	17,336

Other long-term liabilities	116,250	103,126

Minority interest	5,989	4,607

Stockholders' equity	656,974	438,724

Total Liabilities and Stockholders' Equity	$1,186,228	$843,322

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(dollars in thousands)

	Twelve Months Ended
	February 2,	February 3,
	2008	2007

Net cash provided by operating activities	$175,460	$141,738

Net cash used in investing activities	(111,858)	(75,708)

Net cash used in financing activities	(86)	(25,942)

Effect of exchange rates on cash	4,462	335

Net increase in cash and cash equivalents	67,978	40,423

Cash and cash equivalents at the beginning of the year	207,617	167,194

Cash and cash equivalents at the end of the period	$275,595	$207,617

Supplemental information:

Depreciation and amortization	$50,579	$39,599

Rent	122,305	85,368

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Twelve Months Ended
	February 2,	February 3,
	2008	2007

Number of stores at the beginning of the year	334	311

Store openings	49	33

Store closures	(10)	(10)

Number of stores at the end of the period	373	334

Total store square footage at the end of the period	1,759,000	1,610,000